Exhibit 23.2

Consent of Grant Thornton LLP, independent registered public accounting firm.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2020 with respect to the consolidated financial statements of CUI Global, Inc. (renamed Orbital Energy Group, Inc. on May 8, 2020) included in the Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 17, 2020